Exhibit 5
November 14, 2014
Haemonetics Corporation
400 Wood Road
Braintree, Massachusetts 02184

Ladies and Gentlemen:
We are acting as counsel to Haemonetics Corporation, a Massachusetts Corporation (the “Company”), in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 4,800,000 additional shares (the “Shares”) of the Company’s common stock, par value $.01 per share, to be issued from time to time pursuant to the Company's 2005 Long-Term Incentive Compensation Plan (the “Plan”).
As such counsel, we have examined and relied upon copies of the Plan, the Company’s Restated Articles of Organization, as amended, and By-laws, and such other documents and certificates as we have deemed necessary as a basis for the opinions herein expressed.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Plan as currently in effect; (ii) all actions required to be taken under the Plan by the Board of Directors of the Company and any committee thereof will be taken by the Board of Directors of the Company and any committee thereof, respectively; and (iii) at the time of the issuance of the Shares under the Plan, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.
Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares issuable pursuant to the Plan have been duly authorized and, when issued in accordance with the terms of the Plan and of any agreement relating to any of the grants and awards thereunder, such Shares will be validly issued, fully paid and nonassessable shares of capital stock of the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Very truly yours,

By:	/s/ Choate Hall & Stewart LLP
Choate Hall & Stewart LLP